UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PAN AMERICAN GOLD CORPORATION

(Exact name of registrant as specified in its charter)

Ontario, Canada (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)

501-1540 West 2nd Avenue, Vancouver, BC V6J 1H2

(Address of Principal Executive Offices and Zip Code)

2006 Stock Option Plan

(Full title of the plan)

Steve Bajic, President

Pan American Gold Corporation

501-1540 West 2nd Avenue, Vancouver, BC V6J 1H2

(Name and address of agent for service)

(604) 288-8376

(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Clark Wilson LLP, Barristers and Solicitors

c/o Virgil Z. Hlus

#800 - 885 West Georgia Street

Vancouver, British Columbia, V6C 3H1

Telephone: 604.687.5700

Facsimile: 604.687.6314

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	3,000,000(1)	$0.34(1)	$1,020,000 (2)	$109.14 (2)

(1)     The 2006 Stock Option Plan authorizes the issuance of stock options to acquire up to a maximum of 3,000,000 shares of our common stock pursuant to awards to directors, officers, employees and consultants of our company or our subsidiary. All of the shares issuable upon exercise of stock options granted under the 2006 Stock Option Plan are being registered under this registration statement on Form S-8.

(2)     The price is estimated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the bid and asked price ($0.32 bid; $0.35 ask) of the common stock of Pan American Gold Corporation as reported on the National Association of Securities Dealers Inc.'s OTC Bulletin Board on October 2, 2006.

EXPLANATORY NOTE

We prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, to register an aggregate of 3,000,000 shares of our common stock which may be issued upon exercise of stock options granted pursuant to our 2006 Stock Option Plan. The purpose of the 2006 Stock Option Plan is to retain the services of valued key employees and consultants of our company and to encourage such persons to acquire a greater proprietary interest in our company, thereby strengthening their incentive to achieve the objectives of our shareholders and to serve as an aid and inducement in the hiring of new employees and to provide an equity incentive to our consultants.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

We will send or give the documents containing the information specified in Part I of Form S-8 to individuals who participate in our 2006 Stock Option Plan, and who, in the case of an award of stock options, consent to and execute the required form of Stock Option Agreement. A copy of the 2006 Stock Option Plan is attached as Exhibit 4.1 to this Form S-8 and the form of Stock Option Agreement for use under the 2006 Stock Option Plan is attached as Exhibit 4.2 to this Form S-8.

This registration statement relates to a maximum of 3,000,000 common shares in the capital of our company issuable upon exercise of stock options granted under our 2006 Stock Option Plan.

Item 2.	Registrant Information and Employee Plan Annual Information

We will provide, without charge, to each person to whom a copy of the Section 10(a) prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the Section 10(a) prospectus). Requests should be directed to the President, Pan American Gold Corporation, 501-1540 West 2nd Avenue, Vancouver, BC V6J 1H2. Our telephone number is (604) 288-8376.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Securities and Exchange Commission allows us to "incorporate by reference" information into this registration statement, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this registration statement, except for any information superseded by information in this registration statement.

The following documents filed by our company with the Securities and Exchange Commission are incorporated herein by reference:

1.             The description of our common stock contained in the Registration Statement on Form 20-F (Securities and Exchange Commission file number 000-50112), filed with the Securities and Exchange Commission on November 27, 2002, including all amendments and reports for the purpose of updating such description;

2.             Our Annual Report on Form 20-F, filed on June 30, 2006. Our financial statements as at December 31, 2005 incorporated by reference from our Form 20-F filed with the Securities and Exchange Commission on June 30, 2006 have been audited by Manning Elliott LLP, Chartered Accountants, as set forth in their report accompanying the financial statements and are included herein in reliance upon the report; and

3.	Our Current Reports on Form 6-K, filed on August 14, 2006, August 30, 2006 and September 21, 2006.

In addition to the foregoing, all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered pursuant to this registration statement have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any subsequently filed document that is also incorporated by reference in this registration statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may read and copy any reports, statements or other information we have filed at the Securities and Exchange Commission's Public Reference Room at 100 F Street North East, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the Securities and Exchange Commission's website at http://www.sec.gov.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 136(1) of the Ontario Business Corporations Act provides as follows with respect to indemnification of directors and officers:

A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of such corporation or body corporate, if,

(a)	he or she acted honestly and in good faith with a view to the best interests of the corporation; and
(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

A corporation may, with the approval of the court, indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he or she fulfils the conditions set out in clauses (a) and (b) above.

Despite anything in this section, a person referred to above is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defence of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the corporation or a body corporate, if the person seeking indemnity,

(a)	was substantially successful on the merits in his or her defence of the action or proceeding; and
(b)	fufils the conditions set out in clauses (a) and (b) above.

A corporation may purchase and maintain insurance for the benefit of any person referred to above against any liability incurred by the person,

(a)           in his or her capacity as a director or officer of the corporation, except where the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the corporation; or

(b)           in his or her capacity as a director or officer of another body corporate where the person acts or acted in that capacity at the corporation’s request, except where the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the body corporate.

A corporation or a person referred to above may apply to the court for an order approving an indemnity under Section 136 of the Ontario Business Corporations Act and the court may so order and make any further order it thinks fit. Upon an application made, the court may order notice to be given to any interested person and such person is entitled to appear and be hard in person or by counsel.

Article 7.2 of our Bylaws provide that we must indemnify every director or officer of our company, every former director or former officer of our company and every person who acts or acted at our request as a director or officer of a body corporation of which we are or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses if that person acted in good faith and reasoned his conduct or action to be in the best interest of our company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Ontario law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.
4.1	2006 Stock Option Plan
4.2	Form of Stock Option Agreement
5.1	Opinion of Clark Wilson LLP
23.1	Consent of Clark Wilson LLP (included in Exhibit 5)
23.2	Consent of Manning Elliott LLP
24	Power of Attorney (included in signature page)

Item 9.	Undertakings.
(a)	We hereby undertake:
(1)

to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any additional or changed material information with respect to the plan of distribution;

(2)           that, for determining liability under the Securities Act of 1933, each post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)           to file a post effective to remove from registration any securities that remain unsold at the end of the offering.

(b)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia on October 6, 2006.

PAN AMERICAN GOLD CORPORATION

/s/ Steve Bajic

By: Steve Bajic, President, CEO, Secretary and Director

(Principal Executive Officer)

/s/ Martin Bajic

By: Martin Bajic, Chief Financial Officer

(Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Steve Bajic as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURES

/s/ Steve Bajic

By: Steve Bajic, President, CEO, Secretary and Director

(Principal Executive Officer)

October 6, 2006.

/s/ Martin Bajic

Martin Bajic, Chief Financial Officer

(Principal Financial Officer and Principal Accounting Officer)

October 6, 2006.

/s/ Ramon Farias

Ramon Farias, Director

October 6, 2006.

/s/ Eugene Schmidt

Eugene Schmidt, Director

October 6, 2006.